EXHIBIT 99.1

Parlux Announces Results for First Quarter Ended June 30, 2009

FORT LAUDERDALE, Fla., Aug. 6, 2009 (GLOBE NEWSWIRE) -- Parlux Fragrances, Inc. (Nasdaq:PARL) announced today its results for the three months ended June 30, 2009.

Net sales for the first quarter ended June 30, 2009, increased 1% to $23.6 million, compared to $23.3 million for the same prior year period. Operating expenses were $16.9 million, compared to $19.6 million for the same prior year period, a decrease of 14%. Operating loss was $3.9 million, compared to an operating loss of $8.0 million for the same prior year period. Net loss for the three months ended June 30, 2009, was $2.5 million, compared to a net loss of $4.9 million for the same prior year period.

When compared to the comparable prior year period, domestic sales increased by 53%, offset by a decrease in international sales of 36% due to continuing economic difficulties in the global market. Sales to related parties were $5.0 million in the current quarter, compared to $1.8 million in the same prior year period due to inventory shortages experienced in the prior year which primarily affected our related party sales.

As a result of additional targeted cost cutting measures implemented during the current quarter, operating expenses decreased by 14% when compared to the same prior year period. This included reductions of 17% in advertising and promotional expenses, 18% in selling and distribution costs and 17% in general and administrative charges.

We currently have approximately $6.1 million in borrowings in excess of the borrowing base limitation under our credit facility with our current lender. As a result, we may not be allowed to borrow additional funds under the credit facility and may be required to repay the excess borrowings. We are in discussions with our current lender to convert the outstanding balance of approximately $6.7 million under the credit facility to a term loan, while seeking to obtain a replacement credit facility with a new lender over the next few months.

Neil Katz, Chairman and CEO, said, "We continue, during this difficult economic time which has kept the consumer at home, to look at further cost cutting measures. Our introductions of Paris Hilton, "Siren", Jessica Simpson, "Fancy Love", Queen Latifah, Marc Ecko and Josie Natori are all on schedule for our second quarter, while Nicole Miller has been delayed until spring 2010. All of our new brands have been well received by retailers and are already beginning to appear on counters and in display windows in stores. We expect sales to increase in the second quarter over last year's comparable period due to these new brands, despite the fact that the retail environment has not shown the same signs of improvement as other areas of the economy."

Conference Call

The Company will host a conference call on Monday, August 17, 2009, at 10:30 AM (EDT) to discuss the results for the Company's first quarter ended June 30, 2009 and to provide additional outlook for the upcoming quarter. To participate, please call: Participant Toll Free: 877-440-5786 or Participant International: 719-325-4881 (Confirmation Code: 3627054). To log on to the call, a webcast link is also provided on our website homepage www.parlux.com. A SoundByte Replay of the conference call will be available from Monday, August 17, 2009 after 1:30 PM, until 11:59 PM on August 24, 2009. To access the rebroadcast, Replay Toll Free: 888-203-1112 or Participant International: 719-457-0820 (Passcode: 3627054).

About Parlux Fragrances, Inc.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton, Jessica Simpson, GUESS?, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, XOXO, Ocean Pacific (OP), Andy Roddick, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories.

The Parlux Fragrances, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6484

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales, the Company's ability to maintain its current brands and licenses, the Company's ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions, Perfumania's ability to pay its balance due to the Company, continued compliance with the covenants in its credit facility, and the Company's ability to amend or replace its existing credit facility to provide it with sufficient liquidity to fund its planned operations. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

               PARLUX FRAGRANCES, INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                                         Three Months Ended June 30,
                                       ------------------------------
                                            2009            2008
                                       --------------  --------------
                                                 (Unaudited)

 Net sales:
   Unrelated customers                  $    18,643     $    21,471
   Related parties                            5,001           1,833
                                       --------------  --------------
                                             23,644          23,304
                                       --------------  --------------

 Cost of goods sold:
   Unrelated customers                        8,254          11,157
   Related parties                            2,419             543
                                       --------------  --------------
                                             10,673          11,700
                                       --------------  --------------

 Operating expense                           16,894          19,585
                                       --------------  --------------

 Operating loss                              (3,923)         (7,981)

  Interest income (expense), net                (55)            108
  Foreign exchange loss                          (1)             (3)
                                       --------------  --------------
 Loss before income taxes                    (3,979)         (7,876)

 Income tax (benefit)                        (1,512)         (2,993)
                                       --------------  --------------

 Net loss                               $    (2,467)    $    (4,883)
                                       ==============  ==============

 Loss per common share:
    Basic                               $     (0.12)    $     (0.24)
                                       ==============  ==============

    Diluted                             $     (0.12)    $     (0.24)
                                       ==============  ==============

 Weighted average shares outstanding     20,324,812      20,638,154
                                       ==============  ==============

                CONDENSED CONSOLIDATED BALANCE SHEET DATA
                -----------------------------------------
                             (In thousands)

                                       June 30, 2009   March 31, 2009
                                       --------------  --------------
                                        (Unaudited)

 Cash and cash equivalents              $     2,112     $     6,088
 Trade receivables, net                      22,170          27,534
 Inventories                                 77,657          66,737
 Other current assets                        32,522          28,315
                                       --------------  --------------
   Current Assets                           134,461         128,674

 Equipment and leasehold
  improvements, net                           3,694           2,735
 Trademarks and licenses, net                 2,976           1,885
 Other assets                                 3,412           3,410
                                       --------------  --------------
   Total Assets                         $   144,543     $   136,704
                                       ==============  ==============

 Borrowings, current portion            $     6,960     $       539
 Other current liabilities                   28,202          25,681
                                       --------------  --------------
   Current Liabilities                       35,162          26,220
                                       --------------  --------------

   Total Liabilities                         35,162          26,220

 Stockholders' Equity                       109,381         110,484
                                       --------------  --------------
   Total Liabilities and
    Stockholders' Equity                $   144,543     $   136,704
                                       ==============  ==============

CONTACT:  Parlux Fragrances, Inc.
          Neil J. Katz
            (954) 316-9008, Ext. 8116
            nkatz@parlux.com
          Raymond J. Balsys
            (954) 316-9008, Ext. 8106
            rbalsys@parlux.com
          http://www.parlux.com